Exhibit (d)2(g)(2)

AMENDMENT

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 11th day of May, 2016, by and between Mason Street Advisors, LLC (the “Adviser”) and Massachusetts Financial Services Company (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to an Amended and Restated Investment Sub-Advisory Agreement dated May 9, 2013 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Emerging Markets Equity Portfolio and Research International Core Portfolio (each, a “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement to modify the investment sub-advisory fee payable with respect to each Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Schedule A to the Agreement shall be modified by deleting the text set forth thereon and replacing it with the text set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

MASSACHUSETTS FINANCIAL SERVICES COMPANY		MASON STREET ADVISORS, LLC

By:	/s/ James Jesse	By:	/s/ Kate M. Fleming
Name:	James Jesse	Name:	Kate M. Fleming
Title:	Director, Chairman of the Board and President	Title:	President

EXHIBIT A

SCHEDULE A

TO

AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

BETWEEN

MASON STREET ADVISORS, LLC

AND

MASSACHUSETTS FINANCIAL SERVICES COMPANY

DATED MAY 9, 2013

As Amended May 11, 2016

Portfolio	Fee
Research International Core	First $250 Million – 0.50% of average daily net assets Next $250 Million – 0.45% of average daily net assets Assets Over $500 Million – 0.40% of average daily net assets
Emerging Markets Equity	First $250 Million – 0.70% of average daily net assets Next $750 Million – 0.60% of average daily net assets Assets Over $1 Billion – 0.50% of average daily net assets